Exhibit (a)(5)(ii)
NOTICE TO NOTE HOLDERS

To:	All Holders of Canadian Solar Inc.’s 6.0% Convertible Senior Notes due 2017
From:	Canadian Solar Inc.
Date:	June 5, 2008
Re:	Conversion Offer — Form 20-F Filing
Dear Note Holders:
This letter is to inform you that we filed our annual report on Form 20-F for the fiscal year ended December 31, 2007 with the Securities and Exchange Commission (the “SEC”) on June 3, 2008. We recommend that you review, among other things, the information set forth in the Form 20-F filing, in making your decision on whether to tender your convertible notes for conversion into our common shares pursuant to the conversion offer dated May 27, 2008. The Form 20-F can be found on the SEC’s website at www.sec.gov.
REMINDER
The conversion offer will expire at 5:00 p.m., New York City time, on Tuesday, June 24, 2008, unless extended or earlier terminated.
If you have questions regarding the conversion offer, you may contact our financial advisor, Piper Jaffray & Co. You may call Piper Jaffray toll-free at (877) 371-5212. If you have questions regarding the procedures for converting your notes in the conversion offer, please contact The Bank of New York, the conversion agent, at (212) 815-8394. If you have any questions regarding the conversion offer, or if you require additional conversion offer materials, please contact Georgeson Inc., the information agent, at (800) 223-2064. You may also write to any of these entities at one of their respective addresses set forth on the back cover of the conversion offer memorandum, a copy of which you have received.
THIS NOTICE SUPPLEMENTS THE CONVERSION OFFER MEMORANDUM, WHICH CONTAINS IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE YOU MAKE ANY INVESTMENT DECISION WITH RESPECT TO THE CONVERSION OFFER.